Exhibit 99.1
                       Press Release Dated April 18, 2005

                                  NEWS RELEASE
                                 April 18, 2005

        FARMERS CAPITAL BANK CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Frankfort, Kentucky - Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $4,056,000 for the first three months of 2005, an increase of $548,000 or 15.6% compared to $3,508,000 for the same period in 2004. Basic and diluted net income per share were $.60 and $.59, respectively, for the current quarter. This represents an increase of $.08 or 15.4% and $.07 or 13.5% on a basic and diluted per share basis, respectively. The operating results related to the previously disclosed acquisitions of Citizens Bank (Kentucky), Inc. ("Citizens Bank") acquired on July 1, 2004 and Financial National Electronic Transfer, Inc. ("FiNET") acquired on October 8, 2004 are included in the financial results presented for the current quarter. Net loans and deposits acquired from Citizens Bank on the date of purchase were $50,102,000 and $62,440,000, respectively. Net assets acquired from FiNET on the date of purchase, primarily intangibles, were approximately $6,600,000.

The increase in net income for the current three months was driven by higher net interest income. Net interest income for the current period was $11,102,000, an increase of $757,000 or 7.3% compared to $10,345,000 for the same period a year earlier. The increase in net interest income is due mainly to higher interest income from loans of $1,974,000 or 16.8%. This offset an increase in interest expense of $1,612,000 or 36.7% that was driven primarily by an increase in interest expense on deposits of $1,272,000 or 34.6%.

The provision for loan losses decreased $412,000 in the quarterly comparison. The negative $47,000 provision recorded in the current period is attributed to several factors, including a sharp decline of $3,931,000 or 39.2% in nonperforming loans from year-end 2004 and the sale of the Company's credit card loan portfolio during the current quarter. Nonperforming loans include nonaccrual loans and loans past due 90 days or more in which interest is still accruing. Nonperforming loans and credit card loans typically have larger allowances due to their identified risk of loss characteristics.

Noninterest income increased $1,437,000 or 35.2% in the quarterly comparison. The increase in noninterest income was led by a one-time gain of $700,000 on the sale of the Company's $3,183,000 credit card portfolio during the current quarter. Under the sale agreement, the Company will continue to offer its customers credit cards via an agency arrangement with the purchaser. All existing credit card accounts on the purchase date remained active. Other significant increases in noninterest income include allotment processing fees of $454,000 or 228.1% attributed to the FiNET acquisition during late 2004, service charges and fees on deposits of $365,000 or 19.3%, and gains on the sale of mortgage loans of $144,000. Significant declines in noninterest income include income from bank owned life insurance of $174,000 or 43.0% due to lower crediting rates on the underlying investments and lower investment securities gains of $82,000. Up until recently, the underlying investments related to the bank owned life insurance have been repricing in a lower interest rate environment.

Noninterest expenses increased $1,827,000 or 18.9% for the current three months compared to the same period a year earlier. The increase in noninterest expenses occurred across a broad range of line items and is generally attributed to the Company's business expansion during the last half of 2004. The most significant increase was salaries and employee benefits, which grew $566,000 or 10.5% as the number of full time equivalent employees rose to 516 from 455. Other notable increases include amortization of intangibles of $246,000 and auditing expenses of $117,000. The effective income tax rate increased to 21.5% from 20.0% in the comparison while income tax expense rose $231,000 or 26.3%.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 27 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.


                                    Farmers Capital Bank Corporation Page 1 of 2

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CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED
(In thousands except per share data)
------------------------------------------------------------------------------
                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                         2005            2004
------------------------------------------------------------------------------

Interest income                                   $    17,108     $    14,739
Interest expense                                        6,006           4,394
------------------------------------------------------------------------------
   Net interest income                                 11,102          10,345
------------------------------------------------------------------------------
Provision for loan losses                                 (47)            365
------------------------------------------------------------------------------
   Net interest income after provision
   for loan losses                                     11,149           9,980
------------------------------------------------------------------------------
Noninterest income                                      5,524           4,087
Noninterest expenses                                   11,509           9,682
------------------------------------------------------------------------------
   Income before income tax expense                     5,164           4,385
------------------------------------------------------------------------------
Income tax expense                                      1,108             877
------------------------------------------------------------------------------
   Net income                                     $     4,056     $     3,508
------------------------------------------------------------------------------

Per common share:
Net income - basic                                $       .60     $       .52
Net income - diluted                                      .59             .52
Cash dividend declared                                    .33             .33

------------------------------------------------------------------------------
Cash and cash equivalents                         $    93,481     $   102,690
Investment securities                                 358,057         377,296
Loans, net of allowance of $12,413 (2005)
 and $11,294 (2004)                                   871,617         765,601
Other assets                                           95,075          62,135
------------------------------------------------------------------------------
Total assets                                      $ 1,418,230     $ 1,307,722
------------------------------------------------------------------------------

Deposits                                          $ 1,145,994     $ 1,028,401
Federal funds purchased and securities sold
  under agreements to repurchase                       71,802          86,186
Other borrowings                                       59,105          54,059
Other liabilities                                      10,305          10,440
------------------------------------------------------------------------------
Total liabilities                                   1,287,206       1,179,086
------------------------------------------------------------------------------

Shareholders' equity                                  131,024         128,636
------------------------------------------------------------------------------
Total liabilities and shareholders' equity        $ 1,418,230     $ 1,307,722
------------------------------------------------------------------------------

End of period book value per share1               $     19.29        $  19.12
End of period share value                               33.80           35.00
End of period dividend yield2                            3.91%           3.77%

AVERAGES FOR THE THREE MONTHS ENDED MARCH 31,            2005            2004
------------------------------------------------------------------------------
Assets                                            $ 1,440,429     $ 1,288,109
Deposits                                            1,154,818       1,019,466
Loans, net of unearned interest                       879,498         764,161
Shareholders' equity                                  131,467         127,252

Weighted average shares outstanding - basic             6,791           6,723
Weighted average shares outstanding - diluted           6,839           6,784

Return on average assets                                 1.14%           1.10%
Return on average equity                                12.51%          11.09%
--------------------------------------------------------------------------------
1Represents total equity divided by the number of shares  outstanding at the end of the period.
2Represents current annualized dividend declared divided by the end of period share value.

                                    Farmers Capital Bank Corporation Page 2 of 2